Exhibit 99.2

DatChat, Inc. Provides Update on Share Repurchase Program

New Brunswick, NJ, March 2, 2023 -- DatChat, Inc. (“DatChat” or the “Company”) (Nasdaq: DATS), “) today provided an update on the $2 million share repurchase program (the “Share Repurchase Program”) authorized by the Company’s Board of Directors on January 6, 2023.

The Company reported that it has purchased 370,757 shares of common stock at an average price of $0.6593 per share as of 2/28/2023.

Additional shares may be repurchased from time to time in open market transactions, or other means in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b -18 of the Exchange Act. The timing, number of shares repurchased, and prices paid for the stock under this program will depend on general business and market conditions as well as corporate and regulatory limitations, including blackout period restrictions.

About DatChat, Inc.

DatChat Inc. is a blockchain, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Press Contact:

Anna Walsh

Pace Public Relations

917-969-7081